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                                                                   EXHIBIT 10.27

                                  DOVEBID, INC.
                                  ------------

                         SECOND AMENDMENT TO CONVERTIBLE
                          SUBORDINATED PROMISSORY NOTE

     This Second Amendment is entered into as of January 18, 2002, by and between Ross J. Pollack ("Payee") and DoveBid, Inc., a Delaware corporation (the "Company"). This Amendment amends the terms and conditions of that certain Convertible Subordinated Promissory Note issued by the Company to Payee on March 2, 2000 in the principal amount of $1,375,000 (the "Note").

     Whereas, Payee and the Company desire to amend the Note on the terms and conditions set forth below in order to correct a typographical error;

     Now, therefore, in consideration of the foregoing and for other good and valuable consideration (receipt and sufficiency of which is mutually acknowledged), the parties agree as follows:

     1.   The first paragraph of the Note is hereby amended to read as follows.

     "DoveBid, Inc., a Delaware corporation (the "Company"), with offices at 1241 East Hillsdale Blvd., Foster City, CA 94404, for value received, promises to pay to the order of Ross J. Pollack ("Payee") at such address as Payee may designate, One Million Three Hundred and Seventy Five Thousand Dollars and No Cents ($1,375,000), plus simple interest thereon calculated from the date hereof until paid at an annual rate of 6.45%, which is equal to the minimum rate established pursuant to Section 1274(d) of the Internal Revenue Code of 1986, as amended, as of the date hereof, compounded annually; provided that if this Note shall not have converted into Conversion Stock (as defined below) by March 2, 2002, then on and after such date accrued interest with respect to principal then outstanding under this Note for each three month period after March 2, 2002 shall be payable at the end of each such three month period thereafter. Principal and accrued interest will be due and payable in lawful money of the United States in full on March 2, 2005 (the "Maturity Date"), unless this Note or any portion thereof shall have been previously paid by the Company or converted pursuant to Section 2 below, in which case the portion of the outstanding principal under this Note that was converted and all accrued but unpaid interest thereon shall be satisfied in full by virtue of such conversion and the issuance and delivery of fully paid and non-assessable shares of Conversion Stock to the holder of this Note as set forth in
     Section 2 below. Payments by the Company shall be applied first to any and all accrued interest through the payment date and second to the principal remaining due hereunder."

     2. Effect of Amendment. This Amendment will be effective as of the date first set forth above, upon execution of this Amendment by the Company and Payee. This Amendment


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may be executed in any number of counterparts, each of which shall be deemed an original and all of which, taken together, will constitute one and the same Amendment. Except as expressly provided above, the terms and conditions of the Note remain in full force and effect, unmodified, as of the date hereof.

     In Witness Whereof, Payee and the Company have executed this Amendment to Convertible Subordinated Promissory Note, in the case of the Company by a person duly authorized to do so.


THE COMPANY:  DOVEBID, INC.                 PAYEE:  ROSS J. POLLACK


By: /s/ Anthony Capobianco                      /s/ Ross J. Pollack
    --------------------------------        -----------------------------------
                                            (Signature of Payee)
Title:   VP, General Counsel
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